Exhibit 5.1

January 10, 2004

Tully’s Coffee Corporation

3100 Airport Way South

Seattle, Washington 98134

We have acted as counsel to Tully’s Coffee Corporation, a Washington corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933 relating to the following securities:

(i) rights to purchase 1,750,000 shares of the Company’s common stock (the “Common Stock Rights”);

(ii) 24,612,000 shares of the Company’s common stock (the “Common Stock”);

(iii) rights to purchase 3,550,000 investment units of the Company (the “Investment Unit Rights”), which investment units each consist of four shares of the Company’s Series A Convertible Preferred Stock and a warrant to purchase two shares of Common Stock;

(iv) 3,550,000 investment units, which investment units each consist of four shares of the Company’s Series A Convertible Preferred Stock and a warrant to purchase two shares of Common Stock (the “Investment Units”);

(v) 14,200,000 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”);

(vi) 7,100,000 warrants, which warrants are each exercisable to purchase two shares of Common Stock (the “Common Stock Purchase Warrants”); and

(vii) privileges to purchase 3,550,000 Investment Units and 1,750,000 shares of Common Stock (the “Under-Subscription Privileges”).

We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for this opinion.

Based on the foregoing, it is our opinion that:

1. The Company is a corporation existing under the laws of the state of Washington;

2. The Common Stock Rights, the Investment Unit Rights, the Under-Subscription

Privileges and the Common Stock Purchase Warrants are duly authorized, and, when issued in the manner described in the Registration Statement, will constitute valid and binding obligations of the Company;

3. The Investment Units, and the Common Stock Purchase Warrants and shares of Series A Preferred Stock included in the Investment Units, are duly authorized, and, when issued and sold against payment therefor in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable;

4. The shares of Common Stock issuable upon the exercise of the Common Stock Rights are duly authorized, and, when issued and sold against payment therefor in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable;

5. The shares of Common Stock issuable upon the conversion of the Series A Preferred Stock are duly authorized, and, when issued in accordance with the terms of the Series A Preferred Stock, will be legally issued, fully paid and nonassessable; and

6. The shares of Common Stock issuable upon the exercise of the Common Stock Purchase Warrants are duly authorized, and, when issued and sold against payment therefor pursuant to the terms of the Common Stock Purchase Warrants, will be legally issued, fully paid and nonassessable.

We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP

STOEL RIVES LLP